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                                                                   EXHIBIT 10.46

June 4, 1999

Pulsar Data Systems, Inc.
4390 Parliament Place, Suite R
Lanham, MD 20706

Attention: Mr. William W. Davis, Sr., President/CEO


Dear Mr. Davis:

Reference is made to a proposed transaction pursuant to which William W. Davis, Sr. and Lillian A. Davis (the "Pulsar Shareholders"), the owners of all of the outstanding shares of capital stock of Pulsar (the "Pulsar Shares") desire to exchange all of the Pulsar Shares for a minority of the issued and outstanding shares of Litronic Inc., a Delaware corporation ("Litronic"),resulting in Pulsar becoming a wholly owned subsidiary of Litronic (the "Transaction"). The Transaction would be consummated following the acquisition by Litronic of all of the issued and outstanding shares of capital stock of Litronic Industries, Inc. a California corporation, and contemporaneously with the initial public offering of Litronic's common stock.

Pulsar is, as described in subparagraph (c) below, in default (1) under the Inventory and Working Capital Financing Agreement between Pulsar and IBM Credit dated October 30, 1997, as amended from time to time (the "Financing Agreement"), (2) under the conditions to forbearance set forth in the Forbearance Agreement between Pulsar and IBM Credit dated as of August 31, 1998 as amended from time to time ( the "Forbearance Agreement").

At Pulsar's request, IBM Credit has agreed to make certain financial accommodations based upon the terms and conditions contained herein.

IBM Credit and Pulsar agree that:

(a) Pulsar acknowledges that Pulsar failed to perform certain of its agreements required to be performed by January 18, 1999 under a letter agreement ("Letter Agreement A") dated December 16, 1998 among IBM Credit, Pulsar and William W. Davis, Sr. and Lillian Davis as guarantor of Pulsar's obligations to IBM Credit and under a subsequent letter agreement ("Letter Agreement B") dated dated March 8, 1999 among the same parties (collectively the "Letter Agreements").
(b) IBM Credit's agreement under the Letter Agreements to defer the requirement to further reduce the collateral value of the Nonstandard Collateral (as defined in Letter Agreement A) monthly, therefore, terminated on June 1, 1999.
(c) Pulsar acknowledges that as a result of the foregoing Pulsar is under collateralized by approximately $1,246,000.00 pursuant to the agreements between IBM Credit and Pulsar, and such undercollateralization constitutes a default under the Financing Agreement and the Forbearance Agreement.
(d) IBM Credit will allow Pulsar to include the value for the Merrill Lynch accounts assigned to IBM Credit ("the "Merrill Nonstandard Collateral") as a component of the total value of the Nonstandard Collateral (as defined in the Letter Agreement). Effective with this Letter, the value of the Merrill Nonstandard Collateral will be $598,800.00 which, when added to the collateral value allowed by IBM Credit for the personal residence with respect to which IBM Credit has been granted an interest (the "Real Estate Nonstandard Collateral"), will immediately increase the total value of the Nonstandard Collateral to $1,398,800.00. The Merrill Nonstandard Collateral will be adjusted each calendar month to equal the market value of the Merrill Nonstandard Collateral as of the last day of the previous calendar month, as
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Pulsar Data Systems, Inc.              -2-                      June 4, 1999


     reported by Merrill Lynch to Pulsar. Pulsar will provide such Merrill Lynch report to IBM Credit by no later than the seventh Business Day of each calendar month. If a Shortfall Amount results from such adjustment, Pulsar shall immediately pay such Shortfall Amount to IBM Credit.
(e) IBM Credit will defer the requirement to reduce the collateral value of the Nonstandard Collateral by $100,000.00 per month until the earlier of
     (i) the occurrence of any failure by Pulsar to perform any of its agreements under this Letter, (ii) the occurrence of a further default under the Financing Agreement or the Forbearance Agreement (iii) the occurrence of any failure by Pulsar to perform any of its agreements under the Letter Agreements (other than those failures described in IBM Credit's letter to Pulsar dated February 2, 1999), (iv) the date Pulsar, William W. Davis, Sr. or Lillian Davis determine that the Transaction will not be consummated and (v) June 21, 1999.
(f) IBM Credit will defer until June 21, 1999 the payments required on February 1, 1999, March 1, 1999, April 1, 1999, May 1, 1999 and June 1, 1999 under the Promissory Note dated October 30, 1998 made by Pulsar in favor of IBM Credit.
(g) IBM Credit does not waive any default, but agrees to forebear from exercising remedies available to it in connection with the default referred to in subparagraph (c) above and to make the accommodations set forth herein until the earlier of (i) the occurrence of any failure by Pulsar to perform any of its agreements under this Letter, (ii) the occurrence of a further default under the Financing Agreement or the Forbearance Agreement
     (iii) the occurrence of any failure by Pulsar to perform any of its agreements under the Letter Agreements (other than those failures described in IBM Credit's letter to Pulsar dated February 2, 1999 and for which action has already been taken by IBM Credit), (iv) the date Pulsar, William
     W. Davis, Sr. or Lillian Davis determine that the Transaction will not be consummated and (v) June 21, 1999.
(h) Pulsar, William W. Davis, Sr. and Lillian Davis each severally waives the benefit of any statute of limitations that might otherwise bar the recovery of any amount due IBM Credit from any one of them in connection with this subparagraph (h).

Nothing in this Letter or any of the other negotiations or actions undertaken pursuant to this Letter, shall constitute a waiver or modification of any of IBM Credit's rights and remedies against Pulsar or William W. Davis, Sr. or Lillian Davis. Notwithstanding any prior mutual temporary disregard of any of the terms of the Financing Agreement, the Forbearance Agreement, the Letter Agreement or any other agreement, Pulsar, William W. Davis, Sr., and Lillian Davis agree that the terms of the Financing Agreement, the Forbearance Agreement, the Letter Agreements, the letter agreement dated February 2, 1999 among IBM Credit, Pulsar, William W. Davis, Sr. and Lillian Davis, and any guaranty in connection therewith continue in full force and effect and will be strictly adhered to on and after the date hereof except as expressly set forth in this Letter. William
W. Davis and Lillian Davis restate and reaffirm the validity and legality of each Guaranty. Each party to this Letter agreement agrees and acknowledges that such party is entering into this Letter agreement freely and voluntarily with the advice of legal counsel of such party's own choosing.

Capitalized terms used herein but not defined herein will have the meanings set forth in the Financing Agreement.

Sincerely,


John L. Anderson
Region Loan Manager


ACKNOWLEDGED and AGREED to:

By:     ____________________________________________________
Name:   William W. Davis, Sr. as Guarantor and as President and CEO
          of Pulsar Data Systems, Inc.
Date:   ____________________________

By:     ____________________________________________________
Name:   Lillian Davis, as Guarantor and Secretary of Pulsar Data Systems, Inc.
Date:   ____________________________